Exhibit 10.13
Execution Copy
AGREEMENT AND PLAN OF MERGER
BY AND BETWEEN
WESTERN ALLIANCE BANCORPORATION,
AND
BANK OF NEVADA
DATED AS OF
January 16, 2006

i

ii

Execution Copy
AGREEMENT AND PLAN OF MERGER
     This AGREEMENT AND PLAN OF MERGER, dated as of January 16, 2006 (this “Agreement”), is entered into by and between Western Alliance Bancorporation, a Nevada corporation (“Western”), and Bank of Nevada, a Nevada state-chartered bank (“BN”).
     WHEREAS, in furtherance of this transaction Western will cause WAB Interim Bank to be organized as a corporation under applicable Nevada law (“Interim Bank”);
     WHEREAS, the Boards of Directors of Western and BN have determined that it is in the best interests of their respective companies and stockholders to consummate the business combination transaction provided for herein in which Western will acquire BN through the merger of Interim Bank with and into BN (the “Merger”);
     WHEREAS, prior to the consummation of the Merger, BN will and Western will cause Interim Bank to enter into a plan of merger, in a form to be mutually agreed upon by the parties (the “Bank Merger Agreement”), providing for the Merger, with BN being the surviving bank;
     WHEREAS, immediately following the consummation of the Merger, BN as the surviving bank will enter into a plan of merger whereby it will merge with and into BankWest of Nevada, a Nevada state-chartered bank and a wholly owned subsidiary of Western (“BankWest”), with BankWest being the surviving bank (the “BankWest Merger”);
     WHEREAS, contemporaneous with the execution of this Agreement, John S. Gaynor, the President and Chief Executive Officer of BN and a shareholder of BN, will execute a Non-Competition and Confidential Information Agreement with BankWest, and Western would not have agreed to acquire BN and BankWest would not have agreed to employ Mr. Gaynor but for his promise to comply with the obligations in the Non-Competition and Confidential Information Agreement;
     WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger; and
     WHEREAS, unless otherwise indicated, capitalized terms shall have the meanings set forth in Section 9.13;
     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I
THE MERGER
     1.1 The Merger.
     Subject to the terms and conditions of this Agreement, in accordance with the Nevada Revised Statutes (“NRS”), at the Effective Time, Interim Bank will merge into BN, with BN being the surviving institution (hereinafter sometimes called the “Surviving Bank”) in the Merger. Upon consummation of the Merger, the separate corporate existence of Interim Bank shall cease.

Execution Copy
     1.2 Effective Time.
     The Merger shall become effective on the date and at the time specified in the Bank Merger Agreement. The term “Effective Time” shall be the date and time when the Merger becomes effective as set forth in the Bank Merger Agreement.
     1.3 Effects of the Merger.
     The Merger shall have the effects set forth in the NRS.
     1.4 Conversion of BN Common Stock and Interim Bank Common Stock.
          (a) At the Effective Time, subject to Sections 1.4(b) and 1.4(c), each share of BN common stock, par value $0.10 per share (“BN Common Stock”), issued and outstanding immediately prior to the Effective Time (excluding Dissenters’ Shares) shall be converted in accordance with the procedures set forth in Section 2.1, into the right to receive in cash from Western, without interest, an amount equal to $80.187 (the “Merger Consideration”).
          (b) No Dissenters’ Shares shall be converted into the Merger Consideration pursuant to this Section 1.4, but instead shall be treated in accordance with the provisions set forth in Section 2.2(a).
          (c) At the Effective Time, all shares of BN Common Stock that are owned by BN as treasury stock and all shares of BN Common Stock that are owned directly or indirectly by Western, BN or any of Western’s Subsidiaries, including any shares of BN Common Stock held by Western or BN or any of Western’s Subsidiaries in respect of a debt previously contracted, other than shares that are held by BN or any of Western’s Subsidiaries, if any, in a fiduciary capacity, shall be canceled and shall cease to exist and no cash or other consideration shall be delivered in exchange therefor. All shares of common stock, par value $0.0001 per share of Western (“Western Common Stock”) that are owned by BN shall become treasury stock of Western.
          (d) Each share of common stock of Interim Bank issued and outstanding immediately prior to the Effective Time will be converted into and exchanged for one validly issued, fully paid, and nonassessable share of the Surviving Bank’s common stock. Each stock certificate of Interim Bank evidencing ownership of any such shares will from and after the Effective Time evidence ownership of shares of the Surviving Bank’s common stock.
          (e) Notwithstanding any other provision of this Agreement to the contrary, the sum of the aggregate Merger Consideration plus the aggregate Option Merger Consideration (together, the “Transaction Consideration”) to be issued or paid shall not exceed $74 million, plus the aggregate proceeds received by BN, if any, from the exercise prices of Options (as defined below) after the date hereof and until the Effective Time. In the event that the provisions of this Article I result in more Transaction Consideration than specified in the previous sentence, then the Transaction Consideration calculated under Section 1.4(a) (including giving effect to Dissenting Shares as if they had been converted under Section 1.4(a)) shall be reduced on a pro rata basis to the aggregate amount set forth in the previous sentence. Notwithstanding any other provision of this Agreement to the contrary, in the event that aggregate number of fully-diluted shares of BN Common Stock immediately prior to the Effective Time exceeds 962,974 shares, then the Merger Consideration shall be reduced on a pro rata basis.

Execution Copy
     1.5 Options.
     At the Effective Time, each option granted by BN under the Bank of Nevada Director Nonqualified Stock Option Plan and the Bank of Nevada Employee Stock Option Plan (together, the “Option Plans”) or otherwise to purchase BN Common Stock (each an “Option” and collectively, the “Options”) that is outstanding and unexercised immediately prior to the Effective Time, shall, by virtue of the Merger and without any action on the part of BN, Western or the holder thereof, be converted into the right to receive, as soon as practicable thereafter but in any event within 20 days after the Effective Time, for each share of BN Common Stock subject to an Option, an amount of cash equal to the excess, if any, of the Merger Consideration over the sum of the exercise price of such Option and any applicable withholding taxes (the “Option Merger Consideration”). In connection with the Merger, the Option Plans and the Options will be terminated and none of the Options will be assumed or substituted for. Prior to the Effective Time, BN and its board of directors shall take any and all actions necessary to effectuate this Section 1.5, including the approval of any amendments to the Option Plan. In the event that any of the Options are exercised for shares of BN Common Stock prior to the Effective Time, such shares of BN Common Stock shall be converted into and exchangeable for the Merger Consideration in accordance with Section 1.4.
     1.6 Articles of Incorporation.
     At the Effective Time, the articles of incorporation of BN, as in effect at the Effective Time, shall be amended and restated to read as the articles of incorporation of Interim Bank at the Effective Time; provided, however, that the name of the Surviving Bank shall remain “Bank of Nevada.”
     1.7 Bylaws.
     At the Effective Time, the bylaws of BN, as in effect immediately prior to the Effective Time, shall be amended and restated to read as the bylaws of Interim Bank.
     1.8 Directors and Officers.
     At the Effective Time, the directors and officers of Interim Bank immediately prior to the Effective Time shall be the directors and officers of the Surviving Bank.
     1.9 Possible Alternative Structures.
     Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time, Western shall be entitled to revise the structure of the Merger, provided that (i) there are no adverse federal or state income tax consequences to BN shareholders as a result of the modification; (ii) the consideration to be paid to the holders of BN Common Stock and Options under this Agreement is not thereby changed in kind or value or reduced in amount as a result of such change in structure; and (iii) such modification will not materially delay or jeopardize receipt of any required regulatory approvals or other consents and approvals relating to the consummation of the Merger. Each of the parties hereto agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.

Execution Copy
ARTICLE II
EXCHANGE PROCEDURES
     2.1 Deposit of Payment and Exchange Procedures.
          (a) Prior to the Effective Time, Western shall deposit with an exchange and payment agent selected by Western (the “Exchange Agent”) sufficient cash to permit prompt payment of the Merger Consideration to holders of BN Common Stock who are not Holders of Dissenters’ Shares, as defined by Section 2.2, and the Option Merger Consideration. Western shall instruct the Exchange Agent to timely pay such Merger Consideration and the Option Merger Consideration.
          (b) As soon as reasonably practicable after the Effective Time, Western shall cause the Exchange Agent to mail to each holder of record of a BN Stock Certificate(s) which immediately prior to the Effective Time represented outstanding shares of BN Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.4 (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the BN Stock Certificate(s) shall pass, only upon delivery of the BN Stock Certificate(s) (or affidavits of loss in lieu of such certificates)) (the “Letter of Transmittal”) to the Exchange Agent, which shall be in such form and have such other provisions as shall be determined by Western and BN and (ii) instructions for use in surrendering the BN Stock Certificate(s) in exchange for the Merger Consideration.
          (c) Upon surrender to the Exchange Agent of its BN Stock Certificate(s), accompanied by a properly completed Letter of Transmittal, a Holder of BN Common Stock will be entitled to receive promptly after the Effective Time, the Merger Consideration in respect of the shares of BN Common Stock represented by its BN Stock Certificate. Until so surrendered, each such BN Stock Certificate shall represent after the Effective Time, for all purposes, only the right to receive the Merger Consideration.
          (d) BN shall deliver to Western and Western shall deliver to the Exchange Agent a list of holders of Options who are entitled to receive the Option Merger Consideration and a list of the amount of such payments to be made to each such holder of Options. As soon as reasonably practicable after the Effective Time, Western shall cause the Exchange Agent to mail to each Person entitled to received the Option Merger Consideration a letter in such form as shall be determined by Western and BN and instructions for use in surrendering the applicable Options in exchange for the Option Merger Consideration. Upon surrender of the applicable Option, the Holder thereof shall be paid promptly the Option Merger Consideration owed to such Person.
          (e) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name a BN Stock Certificate so surrendered is registered, it shall be a condition to such payment that such BN Stock Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay to the Exchange Agent any transfer or other similar Taxes required as a result of such payment to a Person other than the registered holder of such BN Stock Certificate, or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable. The Exchange Agent (or, subsequent to the six-month anniversary of the Effective Time, Western) shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of BN Common Stock such amounts as the Exchange Agent or Western, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent or Western, as the case may be, such withheld amounts shall be treated for all purposes of this

Execution Copy
Agreement as having been paid to the holder of shares of BN Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or Western, as the case may be.
          (f) After the Effective Time there shall be no further registration or transfers of shares of BN Common Stock. If, after the Effective Time, BN Stock Certificates are presented to Western, they shall be cancelled and exchanged for the Merger Consideration in accordance with the procedures set forth in this Article II.
          (g) At any time following the six-month anniversary of the Effective Time, Western shall be entitled to require the Exchange Agent to deliver to it any remaining portion of the Merger Consideration and the Option Merger Consideration not distributed to holders of shares of BN Common Stock or Options entitled to receive the Option Merger Consideration that was deposited with the Exchange Agent at the Effective Time (the “Exchange Fund”) (including any interest received with respect thereto and other income resulting from investments by the Exchange Agent, as directed by Western), and such holders shall be entitled to look only to Western (subject to abandoned property, escheat or other similar laws) with respect to the Merger Consideration and the Option Merger Consideration, without any interest thereon. Notwithstanding the foregoing, neither Western nor the Exchange Agent shall be liable to any holder of a BN Stock Certificate or Option entitled to receive the Option Merger Consideration or Merger Consideration (or dividends or distributions with respect thereto), or cash from the Exchange Fund in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar Laws.
          (h) In the event any BN Stock Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such BN Stock Certificate(s) to be lost, stolen or destroyed and, if required by Western or the Exchange Agent, the posting by such Person of a bond in such sum as Western may reasonably direct as indemnity against any claim that may be made against it or the Surviving Bank with respect to such BN Stock Certificate(s), Western shall cause the Exchange Agent to issue the Merger Consideration deliverable in respect of the shares of BN Common Stock represented by such lost, stolen or destroyed BN Stock Certificates.
     2.2 Dissenters’ Rights.
          (a) Notwithstanding anything in this Agreement to the contrary and unless otherwise provided by applicable Laws, shares of BN Common Stock that are issued and outstanding immediately prior to the Effective Time and that are owned by stockholders who have properly objected within the meaning of Sections 92A-300 through 92A-500 of the NRS (the “Dissenters’ Shares”), shall not be converted into the right to receive the Merger Consideration, unless and until such stockholders shall have failed to perfect or shall have effectively withdrawn or lost their right of payment under applicable Laws, in which event such Dissenters’ Shares shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration upon surrender in the manner provided in Section 1.4(a).
          (b) BN shall give Western (i) prompt notice of any objections filed pursuant to the NRS that are received by BN, withdrawals of such objections and any other instruments served in connection with such objections pursuant to the NRS and received by BN and (ii) the opportunity to direct all negotiations and proceedings with respect to objections under the NRS consistent with the obligations of BN thereunder. BN shall not, except with the prior written consent of Western, (x) make any payment with respect to any such objection, (y) offer to settle or settle any such objections

Execution Copy
or (z) waive any failure to timely deliver a written objection in accordance with the NRS, subject to BN’s legal duties and obligations thereunder.
          (c) Holders of Dissenters’ Shares shall look only to Western for any payments required to be made under the NRS.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BN
     BN hereby makes the following representations and warranties to Western as set forth in this Article III, subject to the specifically identified exceptions disclosed in writing in the BN Disclosure Schedule as of the date hereof, each of which is being relied upon by Western as a material inducement to enter into and perform this Agreement. All of the disclosure schedules of BN referenced below and/or otherwise required of BN pursuant to this Agreement, which disclosure schedules shall be cross-referenced to the specific sections and subsections of this Agreement (and shall only be deemed an exception to the extent identified) and delivered herewith, are referred to herein as the “BN Disclosure Schedule.”
     3.1 Corporate Organization.
          (a) BN is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. BN has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of any business conducted by it or the character or location of any properties or assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on BN. The articles of incorporation and bylaws of BN, copies of which are attached at Section 3.1(a) of the BN Disclosure Schedule, are true, correct and complete copies of such documents as in effect as of the date of this Agreement.
          (b) BN is a state chartered bank duly organized, validly existing and in good standing under the laws of the State of Nevada. Deposit accounts of BN are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Bank Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid by BN.
          (c) BN does not have any direct or indirect Subsidiaries.
     3.2 Capitalization.
          The authorized capital stock of BN consists of 5,000,000 shares of BN Common Stock. As of the date hereof, there are (x) 843,710 shares of BN Common Stock issued and outstanding and no shares of BN Common Stock held in BN’s treasury and (y) 119,264 shares of BN Common Stock reserved for issuance upon exercise of outstanding stock options or otherwise. All of the issued and outstanding shares of BN Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except for the outstanding options under the Option Plans, true, complete and accurate copies of which are set forth in Section 3.2 of the BN Disclosure Schedule, BN does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of BN Common Stock or any other equity security of BN or any securities representing the right to purchase or otherwise receive any shares of BN Common

Execution Copy
Stock or any other equity security of BN. The names of the optionees, the date of each option to purchase BN Common Stock granted, the number of shares subject to each such option, the expiration date of each such option, and the price at which each such option may be exercised under the Option Plans are set forth in Section 3.2 of the BN Disclosure Schedule. Except as set forth in Section 3.2 of the BN Disclosure Schedule, since December 31, 2004, BN has not issued any shares of its capital stock, or any securities convertible into or exercisable for any shares of its capital stock, other than director or employee stock options granted under the Option Plans or shares of BN Common Stock issuable pursuant to the exercise of director or employee stock options granted under the Option Plans.
     3.3 Authority; No Violation.
          (a) BN has full corporate power and authority to execute and deliver this Agreement and the Bank Merger Agreement and, subject to receipt of the required stockholder and regulatory approvals specified herein, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Bank Merger Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of BN. The Board of Directors of BN has directed that this Agreement and the Bank Merger Agreement and the transactions contemplated hereby and thereby be submitted to BN’s stockholders for approval at the Special Meeting and, except for the adoption of this Agreement and the Bank Merger Agreement by the holders of a majority of the outstanding shares of BN Common Stock, no other corporate proceedings on the part of BN (except for matters related to setting the date, time, place and record date for the Special Meeting) are necessary to approve this Agreement and the Bank Merger Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement and the Bank Merger Agreement have been duly and validly executed and delivered by BN and (assuming due authorization, execution and delivery by Western of this Agreement and the Bank Merger Agreement) will constitute valid and binding obligations of BN, enforceable against BN in accordance with their terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights and remedies generally and except as may be limited by the exercise of judicial discretion in applying principles of equity.
          (b) Neither the execution and delivery of this Agreement and the Bank Merger Agreement by BN, nor the consummation by BN of the transactions contemplated hereby or thereby, nor compliance by BN with any of the terms or provisions hereof or thereof, will (i) violate any provision of the articles of incorporation or bylaws of BN or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any Laws applicable to BN, or any of its properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of BN under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which BN is a party, or by which BN or any of BN’s properties or assets may be bound or affected, except as to this clause (y) for such violation, conflict, breach or default as would not singly or in the aggregate have a Material Adverse Effect on BN.
     3.4 Consents and Approvals.
          (a) Except for (i) the filing of applications, notices, or requests for waivers thereof, as applicable with regard to the establishment of the Interim Bank, and the receipt of approvals, consents to, or waivers of the foregoing, (ii) as to the Merger, the filing of applications, notices or requests for waivers thereof, as applicable, with (x) the FDIC under the Bank Merger Act and FDIC

Execution Copy
regulations, (y) the Board of Governors of the Federal Reserve System (“FRS”) under the Bank Holding Company Act (“BHC Act”) and FRS regulations, and (z) the Nevada Financial Institutions Division (“NFID”) under Nevada banking laws or regulations, and the receipt of approvals, consents to, or waivers of the foregoing, (iii) the approval of this Agreement by the requisite vote of the stockholders of BN, and (iv) such filings, authorizations or approvals as may be set forth in Section 3.4 of the BN Disclosure Schedule, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a “Governmental Entity”), or with any third party (except where the failure to obtain any such consent from a third party would not have a Material Adverse Effect on BN or the Surviving Bank) are necessary in connection with (1) the execution and delivery by BN of this Agreement and the Bank Merger Agreement and (2) the consummation by BN of the Bank Merger and the transactions contemplated thereby.
          (b) BN has no Knowledge of any reason why approval or effectiveness of any of the consents, approvals, authorizations, applications, notices, filings or waivers thereof referred to in Section 3.4(a) cannot be obtained or granted on a timely basis.
     3.5 Loan Portfolio; Reports.
          BN has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, it was required to file since December 31, 2004, with (i) the FDIC, (ii) the NFID and any other state banking commissions or any other state regulatory authority (each a “State Regulator”), and (iii) any other self-regulatory organization (collectively “Regulatory Agencies”). Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of BN, to BN’s Knowledge no Governmental Entity is conducting, or has conducted, any proceeding or investigation into the business or operations of BN since December 31, 2004.
     3.6 Financial Statements; Books and Records.
     BN has previously delivered to Western true, correct and complete copies of the statements of condition of BN as of December 31 for the fiscal years 2003 and 2004 and the related statements of income, stockholders’ equity and cash flows for the fiscal years 2003 through 2004, inclusive, in each case accompanied by the audit report of McGladrey & Pullen LLP, independent public accountants with respect to BN, and the interim financial statements of BN as of and for the nine months ended September 30, 2005 and 2004. The financial statements referred to in this Section 3.6 (including the related notes, where applicable) fairly present, and the financial statements referred to in Section 6.7 will fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the operations and financial condition of BN for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) has been, and the financial statements referred to in Section 6.7 will be, prepared in accordance with generally accepted accounting principles in the United States consistently applied during the periods involved (“GAAP”), except in each case as indicated in such statements or in the notes thereto or, in the case of unaudited statements. The books and records of BN have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.
     3.7 Broker’s Fees.
     Neither BN nor any of its officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that BN has engaged, and will pay a fee or commission as set

Execution Copy
forth at Section 3.7 of the BN Disclosure Schedule to Sandler O’Neill & Partners L.P. in accordance with the terms of a letter agreement between Sandler O’Neill & Partners L.P. and BN, dated August 22, 2005, a true, complete and correct copy of which is attached at Section 3.7 of the BN Disclosure Schedule.
     3.8 Absence of Certain Changes or Events.
          (a) Except as set forth at Section 3.8 of the BN Disclosure Schedule, since December 31, 2004, (i) BN has not incurred any material liability, except as contemplated by the Agreement or in the ordinary course of its business consistent with past practices and (ii) no event has occurred which has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on BN.
          (b) Since December 31, 2004, BN has carried on its business in the ordinary and usual course consistent with past practices.
     3.9 Legal Proceedings.
          (a) Except as set forth at Section 3.9 of the BN Disclosure Schedule, BN is not a party to any, and there are no pending or, to the Knowledge of BN, threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental or regulatory investigations of any nature against BN.
          (b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon BN or the assets of BN.
     3.10 Taxes and Tax Returns.
          (a) Except as set forth at Section 3.10(a) of the BN Disclosure Schedule, (i) all federal, state, local and foreign Tax Returns required to be filed by or on behalf of BN have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed Tax Returns are complete and accurate in all material respects; (ii) all Taxes shown on such Tax Returns, all Taxes required to be shown on Tax Returns for which extensions have been granted and all other Taxes due and payable by BN have been paid in full, or BN has made adequate provision for such Taxes in accordance with GAAP; (iii) there is no audit examination, deficiency assessment, Tax investigation or refund litigation with respect to any Taxes of BN, (and no claim has been made by any Taxing Authority in a jurisdiction where BN does not file Tax Returns that BN is subject to Tax in that jurisdiction), either (A) claimed or raised by any Taxing Authority in writing or (B) to the Knowledge of BN based upon personal contact with any agent of such Taxing Authority; (iv) BN has not executed an extension or waiver of any statute of limitations on the assessment or collection of any material Tax due that is currently in effect; (v) there are no liens for Taxes on any of the assets of BN, other than liens for Taxes not yet due and payable; (vi) BN has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and BN has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements; (vii) BN is not and has never been a member of an affiliated group, or an affiliated, combined, consolidated, unitary or similar group for state or local Tax purposes, and BN is not liable for any Taxes of any Person (other than BN) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise; (viii) BN is not a party to or bound by any Tax allocation or sharing agreement; (ix) BN has delivered to Western copies of, and Section 3.10(a) of the BN

Execution Copy
Disclosure Schedule sets forth a complete and accurate list of, Tax Returns filed with respect to the taxable periods of BN ended on or after December 31, 2000, indicates those Tax Returns that have been audited and indicates those Tax Returns that currently are the subject of an audit; (x) the unpaid Taxes of BN did not, as of the date of any financial statements of BN furnished to Western pursuant to Section 3.6, exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of such financial statements (rather than any notes thereto) and do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of BN in filing its Tax Returns; (xi) BN has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (xii) BN has disclosed on its federal income Tax Returns all positions taken therein that could reasonably be expected to give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code; and (xiii) BN has not entered into or otherwise participated in a “listed transaction” within the meaning of Treas. Reg. § 1.6011-4(b)(2) or any other “reportable transaction” within the meaning of Treas. Reg. § 1.6011-4(b).
          (b) For purposes of this Agreement:
          “Tax” means any tax (including any income tax, capital gains tax, payroll tax, value-added tax, sales tax, property tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Taxing Authority or payable pursuant to any tax-sharing agreement or any other contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.
          “Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Taxing Authority in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any law, regulation or other legal requirement relating to any Tax.
          “Taxing Authority” means any:
               (i) nation, state, county, city, town, village, district, or other jurisdiction of any nature;
               (ii) federal, state, local, municipal, foreign, or other government;
               (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);
               (iv) multi-national organization or body; or
               (v) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.
     3.11 Employee Plans.
          (a) Section 3.11(a) of the BN Disclosure Schedule sets forth a true and complete list of each employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), or other employee benefit arrangement, agreement,

Execution Copy
program or policy that is sponsored by, maintained or contributed to as of the date of this Agreement, or that has within the last six years been sponsored by, maintained or contributed to, by BN or any other entity which together with BN would be deemed a “single employer” within the meaning of Section 4001 of ERISA or Code Sections 414(b), (c) or (m) or under which BN has any liability (collectively, the “Plans”). With respect to the Plans, except as set forth on Section 3.11(a) of the BN Disclosure Schedule:
               (i) except as set forth in Section 3.11(a)(i) of the BN Disclosure Schedule no Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of BN beyond their retirement or other termination of service, other than (A) coverage mandated by applicable Laws, (B) death benefits or retirement benefits under a Plan that is an “employee pension benefit plan” (as that term is defined in Section 3(2) of ERISA), (C) deferred compensation benefits under a Plan that are accrued as liabilities on the books of BN, or (D) benefits the full cost of which is borne by the current or former employee (or such former or current employee’s beneficiary);
               (ii) no Plan is a “defined benefit plan” (as such term is defined in Section 3(35) of ERISA);
               (iii) no Plan is a “multiemployer plan” (as such term is defined in Section 3(37) of ERISA);
               (iv) except as set forth in Section 3.11(a)(iv) of the BN Disclosure Schedule, no Plan, program, agreement or other arrangement, either individually or collectively, provides for any payment by BN that would not be deductible under Code Sections 162(a)(1), 162(m) or 404 or that would constitute a “parachute payment” within the meaning of Code Section 280G after giving effect to the transactions contemplated by this Agreement, nor would the transactions contemplated by this Agreement accelerate the time of payment or vesting, or increase the amount of compensation due to any employee.
          (b) BN has heretofore delivered or made available to Western true, correct and complete copies of each of the Plans and all related material documents, including but not limited to (i) the actuarial report for such Plan (if applicable) for each of the last three years, (ii) the most recent determination letter from the IRS (if applicable) for such Plan, (iii) the current summary plan description (or any other such summary of the terms and conditions of the Plan) and any summaries of material modification for such Plan, (iv) all annual reports (Form 5500 series) for each Plan filed for the preceding three plan years, (v) all agreements with fiduciaries and service providers relating to the Plan, and (vi) all substantive correspondence relating to any such Plan addressed to or received from the Internal Revenue Service, the Department of Labor or any other governmental agency.
          (c) Except as set forth at Section 3.11(c) of the BN Disclosure Schedule:
               (i) each of the Plans has been operated and administered in all material respects in compliance with applicable Laws, including but not limited to ERISA and the Code;
               (ii) each of the Plans intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified, and (A) any trust created pursuant to any such Plan is exempt from federal income tax under Section 501(a) of the Code, (B) each such Plan has received from the Internal Revenue Service a favorable determination letter to such effect upon which BN is entitled to rely as to such matters and which is currently applicable, and (C) to the Knowledge of BN, there is no circumstance or event which would be reasonably likely to jeopardize the tax-qualified status of any

Execution Copy
such Plan or the tax-exempt status of any related trust, or which would cause the imposition of any liability, penalty or tax under ERISA or the Code;
               (iii) all contributions or other amounts payable by BN as of the Effective Time with respect to each Plan, and all other liabilities of each such entity with respect to each Plan, in respect of current or prior plan years, have been paid or accrued in accordance with generally accepted accounting practices and, to the extent applicable, Section 412 of the Code;
               (iv) BN has not engaged in a transaction in connection with which BN could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code and no transaction has occurred which involves the assets of any Plan and which could subject BN or any of the directors, officers or employees of BN, or a trustee, administrator or other fiduciary of any trusts created under any Plan to a tax or penalty on prohibited transactions imposed by Section 4975 of the Code or the sanctions imposed under Title I of ERISA;
               (v) to the Knowledge of BN, there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the plans or any trusts related thereto; and
               (vi) all Plans could be terminated prior to or as of the Effective Time without material liability in excess of the amount accrued with respect to such Plan in the financial statements referred to in Sections 3.6 and 6.7 hereto.
     3.12 Certain Contracts.
          (a) Except as set forth at Section 3.12 of the BN Disclosure Schedule, BN is not a party to or bound by any contract, arrangement or commitment (i) with respect to the employment of any directors, officers, employees or consultants, (ii) which, upon the consummation of the transactions contemplated by this Agreement or the Bank Merger Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Western, BN, or any of Western’s Subsidiaries to any director, officer or employee of BN, (iii) which materially restricts the conduct of any line of business by BN, (iv) with or to a labor union or guild (including any collective bargaining agreement) or (v) except as set forth on Section 3.12(a)(v) of the BN Disclosure Schedule, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (including as to this clause (v), any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan). Except as set forth at Section 3.12 of the BN Disclosure Schedule, there are no employment, consulting and deferred compensation agreements to which BN is a party. Section 3.12(a) of the BN Disclosure Schedule sets forth a list of all material contracts (as defined in Item 601(b)(10) of Regulation S-K) of BN. Each contract, arrangement or commitment of the type described in this Section 3.12(a), whether or not set forth in Section 3.12(a) of the BN Disclosure Schedule, is referred to herein as a “BN Contract,” and BN has never received notice of, nor do any executive officers of BN have Knowledge of, any violation of any BN Contract.
          (b) (i) Each BN Contract is a valid and binding obligation of BN and in full force and effect, except as may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights and remedies generally, and except as may be limited by the exercise of judicial discretion in applying principles of equity; (ii) BN has in all material respects performed all obligations required to be

Execution Copy
performed by it to date under each BN Contract; and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of BN under any such BN Contract.
     3.13 Agreements with Regulatory Agencies.
          BN is not subject to any cease-and-desist or other order issued by, nor is it a party to any written agreement, consent agreement or memorandum of understanding with, nor has it adopted any board resolutions at the request of (each, whether or not set forth on Section 3.13 of the BN Disclosure Schedule, a “Regulatory Agreement”), any Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has BN been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.
     3.14 Environmental Matters.
          (a) Except as set forth in Section 3.14(a) of the BN Disclosure Schedule, BN is in material compliance with all applicable federal and state laws and regulations relating to pollution or protection of the environment (including without limitation, laws and regulations relating to emissions, discharges, releases and threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (hereinafter referred to as “Environmental Laws”)).
          (b) Except as set forth in Section 3.14(b) of the BN Disclosure Schedule, to the Knowledge of BN, there is no suit, claim, action, proceeding, investigation or notice against BN pending or threatened (x) for alleged material noncompliance (including by any predecessor), with any Environmental Law or (y) relating to any material release or threatened release into the environment of any Hazardous Material, occurring at or on a site owned, leased or operated by BN relating to any material release or threatened release into the environment of any Hazardous Material, occurring at or on a site not owned, leased or operated by BN.
          (c) Except as set forth in Section 3.14(c) of the BN Disclosure Schedule, during the period of BN’s ownership or operation of any of its properties, there has not been any material release by BN (or to the Knowledge of BN, any other Person) of Hazardous Materials in, on, under or affecting any such property.
          (d) Except as set forth in Section 3.14(d) of the BN Disclosure Schedule, to the Knowledge of BN, BN has never made or participated in any loan to any Person against whom any suit, claim, action, proceeding, investigation or notice is pending or threatened, with respect to (i) any alleged material noncompliance as to any property securing such loan with any Environmental Law, or (ii) the release or the threatened release into the environment of any Hazardous Material at a site owned, leased or operated by such Person on any property securing such loan.
          (e) For purposes of this Section 3.14, the term “Hazardous Material” means any hazardous waste, petroleum product, polychlorinated biphenyl, chemical, pollutant, contaminant, pesticide, radioactive substance, or other toxic material, or other material or substance regulated under any applicable Environmental Law.
     3.15 Reserves for Losses.
     All reserves or other allowances for possible losses reflected in BN’s financial statements referred to in Section 3.6 as of and for the year ended December 31, 2004 and the quarter ended

Execution Copy
September 30, 2005, complied with all Laws in all material respects and are adequate under GAAP. BN has not been notified by the FDIC, the NFID or BN’s independent auditor, in writing or otherwise, that such reserves are inadequate or that the practices and policies of BN in establishing its reserves for the year ended December 31, 2004 and the quarter ended September 30, 2005, and in accounting for delinquent and classified assets generally fail to comply with applicable accounting or regulatory requirements, or that the FDIC, the NFID or BN’s independent auditor believes such reserves to be inadequate or inconsistent with the historical loss experience of BN. BN has previously furnished Western with a complete list of all extensions of credit that have been classified by any bank examiner (regulatory or internal) as other loans specially mentioned, special mention, substandard, doubtful, loss, classified or criticized, credit risk assets, concerned loans or words of similar import. BN has no other real estate owned.
     3.16 Properties and Assets.
          Section 3.16 of the BN Disclosure Schedule lists (i) all real property owned by BN, (ii) each real property lease, sublease or installment purchase arrangement to which BN is a party, (iii) a description of each contract for the purchase, sale, or development of real estate to which BN is a party, and (iv) all items of BN’s tangible personal property and equipment with a book value of $25,000 or more or having any annual lease payment of $10,000 or more. Except for (a) items reflected in BN’s financial statements as of December 31, 2004, referred to in Section 3.6, (b) exceptions to title that do not interfere materially with BN’s use and enjoyment of owned or (to the Knowledge of BN) leased real property, (c) to the Knowledge of BN, liens for current real estate taxes not yet delinquent, or being contested in good faith, properly reserved against (and reflected on the financial statements referred to in Section 3.6), and (d) items listed in Section 3.16 of the BN Disclosure Schedule, BN has good and, as to owned real property, marketable and insurable title to all their properties and assets, free and clear of all liens, claims, charges and other encumbrances. BN, as lessee, has the right under valid and subsisting leases to occupy, use and possess all property leased by them, and BN has never experienced any material uninsured damage or destruction with respect to such properties since December 31, 2004. All properties and assets used by BN are in good operating condition and repair suitable for the purposes for which they are currently utilized and comply in all material respects with all Laws relating thereto now in effect. BN enjoys peaceful and undisturbed possession under all leases for the use of all property under which it is lessee, and all leases to which BN is a party are valid and binding obligations of BN in accordance with the terms thereof, except as enforcement thereof may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights and remedies generally, and except as may be limited by the exercise of judicial discretion in applying principles of equity. BN is not in material default with respect to any such lease, and there has occurred no material default by BN or event which with the lapse of time or the giving of notice, or both, would constitute a material default by BN under any such lease. To the Knowledge of BN, there are no Laws, conditions of record, or other impediments which materially interfere with the intended use by BN of any of the property owned, leased, or occupied by it.
     3.17 Insurance.
          Section 3.17 of the BN Disclosure Schedule contains a true, correct and complete list of all insurance policies and bonds maintained by BN, including the name of the insurer, the policy number, the type of policy and any applicable deductibles, and all such insurance policies and bonds are in full force and effect and have been in full force and effect since their respective dates of inception. Except as set forth in Section 3.17 of the BN Disclosure Schedule, as of the date hereof, BN has never received any notice of cancellation or amendment of any such policy or bond or is in default under any such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion. The existing insurance carried by BN is, in respect of the nature of the risks insured

Execution Copy
against and the amount of coverage provided, sufficient for compliance by BN with all requirements of Laws and agreements to which BN is subject or is party, and is, to BN’s Knowledge, substantially similar in kind and amount to that customarily carried by parties similarly situated who own properties and engage in businesses substantially similar to that of BN. True, correct and complete copies of all such policies and bonds reflected at Section 3.17 of the BN Disclosure Schedule, as in effect on the date hereof, have been delivered to Western.
     3.18 Compliance with Applicable Laws; Licenses.
          (a) Except as set forth in Section 3.18(a) of the BN Disclosure Schedule, BN has complied in all material respects with all Laws applicable to it or to the operation of its business. BN has never received any notice of any material alleged or threatened claim, violation, or liability under any such Laws that has not heretofore been cured and for which there is no remaining liability.
          (b) Each of BN and its employees hold all material permits, licenses, variances, authorizations, exemptions, orders, registrations and approvals of all Governmental Entities that are required for the operation of the business of BN as presently conducted.
          (c) Bank of Nevada is “well capitalized” and “well managed” under applicable regulatory definitions, and its most recent examination rating under the Community Reinvestment Act of 1977 is “satisfactory.”
          (d) Since January 1, 2001, BN has timely filed all regulatory reports, schedules, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that it was required to file with any Governmental Entity (the “BN Documents”), and has timely paid all fees and assessments due and payable in connection therewith. There is no material unresolved violation or exception by any of such Governmental Entities with respect to any report or statement relating to any examinations of BN. BN has delivered or made available to Western a true and complete copy of each material BN Document requested by Western.
          (e) Except as set forth in Section 3.18(e) of the BN Disclosure Schedule, neither BN nor any of its directors, officers or employees has been the subject of any disciplinary proceedings or orders of any Governmental Entity arising under applicable Laws and applicable to the banking business conducted by BN, and to the Knowledge of BN, no such disciplinary proceeding or order is pending or threatened.
          (f) Since January 1, 2001, neither BN, nor to the Knowledge of BN any other Person acting on behalf of BN that qualifies as a “financial institution” under the U.S. Anti-Money Laundering Laws has knowingly acted, by itself or in conjunction with another, in any act in connection with the concealment of any currency, securities, other proprietary interest that is the result of a felony as defined in the U.S. Anti-Money Laundering Laws (“Unlawful Gains”), nor knowingly accepted, transported, stored, dealt in or brokered any sale, purchase or any transaction of other nature for Unlawful Gains. BN has, during the past three years, implemented such anti-money laundry mechanisms and kept and filed all material reports and other necessary material documents as required by, and otherwise complied in all material respects with, the U.S. Anti-Money Laundering Laws and the rules and regulations issued thereunder.
     3.19 Loans.
     As of the date hereof:

Execution Copy
          (a) All loans owned by BN, or in which BN has an interest, have been made or acquired in accordance with currently effective policies and procedures approved by the Board of Directors of BN, copies of which have been provided by BN to Western, and comply in all material respects with all Laws, including, but not limited to, applicable usury statutes, underwriting and recordkeeping requirements and the Truth in Lending Act, the Equal Credit Opportunity Act, and the Real Estate Settlement Procedures Act, and other applicable consumer protection statutes and the regulations thereunder;
          (b) All loans owned by BN, or in which BN has an interest, are, to the Knowledge of BN, collectable, except to the extent reserves have been made against such loans in BN’s financial statements at September 30, 2005 referred to in Section 3.6, and, with respect to loans owned by BN as of the Closing Date, reserves made against such loans by BN in good faith and in amounts consistent with past practice. BN holds mortgages contained in its loan portfolio for its own benefit to the extent of its interest shown therein; such mortgages evidence liens having the priority indicated by the terms of such mortgages, including the associated loan documents, and, to the Knowledge of BN, were subject, as of the date of recordation or filing of applicable security instruments, only to such exceptions as are discussed in attorneys’ opinions regarding title or in title insurance policies in the mortgage files relating to the loans secured by real property or are not material as to the collectability of such loans; and all loans owned by BN are with full recourse to the borrowers (except as set forth at Section 3.19(b) of the BN Disclosure Schedule) subject to limitations imposed by applicable Laws, and BN has taken no action which would result in a waiver or negation of any rights or remedies available against the borrower or guarantor, if any, on any loan. All applicable remedies against all borrowers and guarantors are enforceable except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights and except as may be limited by the exercise of judicial discretion in applying principles of equity. Except as set forth at Section 3.19(b) of the BN Disclosure Schedule, all loans purchased or originated by BN and subsequently sold by BN have been sold without recourse to BN and without any liability under any yield maintenance or similar obligation. True, correct and complete copies of loan delinquency reports as of September 30, 2005 prepared by BN, which reports include all loans delinquent or otherwise in default, have been furnished to Western. True, correct and complete copies of the currently effective lending policies and practices of BN also have been furnished to Western;
          (c) Except as set forth at Section 3.19(c) of the BN Disclosure Schedule each outstanding loan participation sold by BN was sold with the risk of non-payment of all or any portion of that underlying loan to be shared by each participant (including BN) proportionately to the share of such loan represented by such participation without any recourse of such other lender or participant to BN for payment or repurchase of the amount of such loan represented by the participation or liability under any yield maintenance or similar obligation. BN has properly fulfilled in all material respects its contractual responsibilities and duties in any loan in which it acts as the lead lender or servicer and has complied in all material respects with its duties as required under applicable regulatory requirements;
          (d) BN has properly perfected or caused to be properly perfected all security interests, liens, or other interests in any collateral securing any loans made by it; and
          (e) Section 3.19(e) of the BN Disclosure Schedule sets forth a list of all loans or other extensions of credit to all directors, officers and employees, or any other Person covered by Regulation O of the Board of Governors of the Federal Reserve System.
     3.20 Affiliates.
     Each director, executive officer and 5% or greater shareholder of BN is listed at Section 3.20 of the BN Disclosure Schedule.

Execution Copy
     3.21 Fairness Opinion.
          BN has received an opinion from Sandler O’Neil & Partners L.P. to the effect that, in its opinion, the consideration to be paid to the stockholders of BN hereunder is fair to such stockholders from a financial point of view (the “Fairness Opinion”), and Sandler O’Neil & Partners L.P. has consented to the inclusion of the Fairness Opinion in the Proxy Materials.
     3.22 BN Information.
          The information relating to BN provided by BN herein and to be included by BN for inclusion in the Proxy Materials does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they are made, not misleading.
     3.23 Labor and Employment Matters.
          To BN’s Knowledge, and except as set forth in Section 3.23 of the BN Disclosure, (a) there are no labor or collective bargaining agreements to which BN is a party, (b) there is no labor organization or union that is certified or recognized as the collective bargaining representative for any employees of BN, (c) no unfair labor practice charges or representation petitions have been filed with the National Labor Relations Board against, or with respect to, employees of BN, and BN has never received any notice or communication reflecting an intention or a threat to file any such complaint or petition, (d) there are not, and in the preceding twelve (12) months have not been, any strikes or concerted refusals to work or any threats thereof by any employee of BN, and (e) no claim has been asserted with respect to BN asserting a violation of present Laws relating to employee relations that, if adversely determined, would reasonably be expected to have a Material Adverse Effect.
     3.24 Intellectual Property.
          Section 3.24 of the BN Disclosure Schedule lists all (i) material trademarks and tradenames owned by BN, indicating for each whether or not it is registered or is the subject of a pending application with the U.S. Patent and Trademark Office, (ii) software owned or licensed by BN that is material to the operation of the business of BN, (iii) patents and patent applications owned or filed by or on behalf of BN, and (iv) material licenses and other agreements relating to the foregoing (whether as licensor or licensee) (the “Scheduled IP”). Except as set forth at Section 3.24 of the BN Disclosure Schedule, to BN’s Knowledge, no claims are currently being asserted by any Person challenging or questioning BN’s right to use any Scheduled IP or challenging or questioning the validity or effectiveness of any Scheduled IP.
     3.25 Accounting Records.
          None of BN’s records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of it or its accountants except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on BN. BN maintains accounting records which fairly and accurately reflect, in all material respects, its transactions, and BN has devised and maintains accounting controls sufficient to provide reasonable assurances that such transactions are (i) executed in accordance with its management’s general or specific authorization, and (ii) recorded as necessary to permit the preparation of financial statements in accordance with GAAP.

Execution Copy
     3.26 Antitakeover Provisions Inapplicable.
          The Board of Directors of BN have taken all action required to be taken by it in order to exempt the Merger, this Agreement and the transactions contemplated hereby from, and the Merger, this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium,” “control share,” “fair price,” “supermajority,” “affiliate transactions,” “business combination” or other state antitakeover laws and regulations.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF WESTERN
     Western hereby makes the following representations and warranties to BN, as set forth in this Article IV, each of which is being relied upon by BN as a material inducement to enter into and perform this Agreement.
     4.1 Corporate Organization.
          (a) Western is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Western has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties or assets owned or leased by it makes such licensing or qualification necessary. Western is duly registered as a bank holding company with the FRS. The articles of incorporation and bylaws of Western, copies of which have previously been made available to BN, are true, correct and complete copies of such documents as in effect as of the date of this Agreement.
          (b) Following its formation, Interim Bank will be a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.
     4.2 Authority; No Violation.
          (a) Western has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the required regulatory approvals specified herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Western. No other corporate proceedings on the part of Western are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Western and (assuming due authorization, execution and delivery by BN) constitutes the valid and binding obligation of Western, enforceable against Western in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar law affecting creditors’ rights and remedies generally.
          (b) Immediately prior to the Effective Time, Interim Bank will have full corporate power and authority to execute and deliver the Bank Merger Agreement and, subject to receipt of the required regulatory approvals specified herein, to consummate the transactions contemplated thereby. Immediately prior to the Effective Time, the execution and delivery of the Bank Merger Agreement and the consummation of the transactions contemplated thereby will have been duly and validly approved by the Board of Directors of Interim Bank and by Western as the sole stockholder of Interim Bank. Immediately prior to the Effective Time, all corporate proceedings on the part of Interim Bank necessary to approve the Bank Merger Agreement and to consummate the transactions contemplated thereby will have been taken. The Bank Merger Agreement, upon execution and delivery by Interim

Execution Copy
Bank, will be duly and validly executed and delivered by Interim Bank and will (assuming due authorization, execution and delivery by BN) constitute a valid and binding obligation of Interim Bank, enforceable against Interim Bank in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.
          (c) Neither the execution and delivery of this Agreement by Western or the Bank Merger Agreement by Interim Bank, nor the consummation by Western or Interim Bank of the transactions contemplated hereby or thereby, nor compliance by Western or Interim Bank with any of the terms or provisions hereof or thereof, will (i) violate any provision of the articles of incorporation or bylaws of Western or the charter or bylaws of Interim Bank, as the case may be, or (ii) assuming that the consents and approvals referred to in Section 4.3 are duly obtained, (x) violate any Laws applicable to Western, Interim Bank or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Western or Interim Bank under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Western or Interim Bank is a party, or by which they or any of their respective properties or assets may be bound or affected.
     4.3 Regulatory Approvals.
          (a) Except for (i) the filing of applications, notices, or requests for waivers thereof, as applicable with regard to the establishment of the Interim Bank, and the receipt of approvals, consents to, or waivers of the foregoing, (ii) as to the Merger, the filing of applications, notices or requests for waivers thereof, as applicable, with (x) the FDIC under the Bank Merger Act and FDIC regulations, (y) the FRS under the BHC Act and FRS regulations, and (z) the NFID under Nevada banking laws or regulations, and the receipt of approvals, consents to, or waivers of the foregoing, and (iii) the approval of this Agreement by the requisite vote of the stockholders of BN, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary in connection with (1) the execution and delivery by Western of this Agreement, (2) the execution and delivery by Interim Bank of the Bank Merger Agreement, (3) the consummation by Western of the transactions contemplated by this Agreement, and (4) the consummation by Interim Bank of the transactions contemplated by the Bank Merger Agreement.
          (b) Western has no Knowledge of any reason why approval or effectiveness of any of the consents, approvals, authorizations, applications, notices or filings referred to in Section 4.3(a) cannot be obtained or granted on a timely basis.
     4.4 Legal Proceedings.
          (a) Neither Western nor any of its Subsidiaries is a party to any, and there are no pending or, to Western’s Knowledge, threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Western or any of its Subsidiaries which challenge the validity or propriety of the transactions contemplated by this Agreement or the Bank Merger Agreement.
          (b) There is no injunction, order, judgment, decree or regulatory restriction imposed upon Western, any of its Subsidiaries or the assets of Western or any of its Subsidiaries or the assets of

Execution Copy
Western or any of its Subsidiaries which challenge the validity or propriety of the transactions contemplated by this Agreement or the Bank Merger Agreement.
     4.5 Absence of Certain Changes or Events.
          (a) Except as set forth in Western’s quarterly report on Form 10-Q for the period ended September 30, 2005 or in any other filing made by Western with the SEC since September 30, 2005, or on Schedule 4.5 hereto, since September 30, 2005, (i) neither Western nor any of its Subsidiaries has incurred any material liability, except as contemplated by this Agreement or in the ordinary course of their business consistent with their past practices, or in connection with the execution of definitive agreements with respect to the possible acquisition by Western of other banks or financial services companies or the consummation of such an acquisition and (ii) no event has occurred which has had, or is likely to have, individually or in the aggregate, a Material Adverse Effect on Western.
          (b) Since September 30, 2005, Western and its Subsidiaries have carried on their respective businesses in the ordinary and usual course consistent with their past practices.
     4.6 Agreements with Governmental Entities.
          Neither Western nor any of its affiliates is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or has adopted any board resolutions at the request of any Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has Western or any of its affiliates been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.
     4.7 Financial Statements, SEC Filings, Books and Records.
          Western has previously delivered to BN true, correct and complete copies of the consolidated statements of condition of Western and its Subsidiaries as of December 31 for the fiscal years 2003 and 2004 and the related consolidated statements of income, stockholders’ equity and cash flows for the fiscal years 2002 through 2004, inclusive, as included in Western’s Registration Statement on Form S-1 filed with the SEC, in each case accompanied by the audit report of McGladrey & Pullen, LLP, independent public accountants with respect to Western, and the interim financial statements of Western as of and for the nine months ended September 30, 2005 and 2004, as included in the Western quarterly report on Form 10-Q for the period ended September 30, 2005 as filed with the SEC. The financial statements referred to in this Section 4.7 (including the related notes, where applicable) fairly present the results of the consolidated operations and consolidated financial condition of Western and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and each of such statements (including the related notes, where applicable) has been prepared in accordance with GAAP, except in each case as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. Western’s quarterly report on Form 10-Q for the quarter ended September 30, 2005 and all reports filed with the SEC since September 30, 2005 comply in all material respects with the appropriate accounting requirements for such reports under rules and regulations of the SEC with respect thereto, and Western has previously delivered or made available to BN true, correct and complete copies of such reports. All reports filed by Western with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), comply in all material respects with the appropriate requirements for such reports under the Exchange Act, and

Execution Copy
Western has previously made available to BN true, correct and complete copies of such reports. The books and records of Western have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.
     4.8 Western Information.
          The information relating to Western provided by Western herein or to be provided by Western and to be included by BN in the Proxy Materials will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they are made, not misleading.
     4.9 Financing.
          As of the Effective Time, Western will have sufficient liquid assets available to deposit sufficient cash with the Exchange Agent to allow payments of the Merger Consideration and the Option Merger Consideration pursuant to Section 2.1.
ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS
     5.1 Covenants of BN.
     During the period from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement and the Bank Merger Agreement or with the prior written consent of Western, which consent shall not be unreasonably withheld, BN shall carry on its business in the ordinary course consistent with past practices and consistent with prudent banking practices. BN will use its reasonable best efforts to (x) preserve its business organization intact, (y) keep available to itself and Western the present services of the employees of BN and (z) preserve for itself and Western the goodwill of the customers of BN and others with whom business relationships exist. Without limiting the generality of the foregoing, and except as set forth in Section 5.1 of the BN Disclosure Schedule or as otherwise expressly provided in this Agreement or consented to by Western in writing, which consent shall not be unreasonably withheld, BN shall not:
          (a) declare or pay any dividends on, or make other distributions in respect of, any of its capital stock;
          (b) (i) split, combine or reclassify any shares of its capital stock or issue, authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock except upon the exercise or fulfillment of rights or options issued or existing pursuant to the Option Plans in accordance with their present terms, all to the extent outstanding and in existence on the date of this Agreement or (ii) repurchase, redeem or otherwise acquire, any shares of the capital stock of BN, or any securities convertible into or exercisable for any shares of the capital stock of BN;
          (c) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, other than the issuance of BN Common Stock pursuant to stock options or similar rights to acquire BN Common Stock granted pursuant to the Option Plans and outstanding prior to the date of this Agreement, in each case in accordance with their present terms;
          (d) amend its articles of incorporation, bylaws or other similar governing document;

Execution Copy
          (e) directly or indirectly, and will instruct its officers, directors, employees, accountants, consultants, legal counsel, investment bankers, advisors, agents and other representatives (collectively, “Representatives”), not to, directly or indirectly, continue or otherwise maintain, initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or reasonably may be expected to lead to, any Competing Proposal, or enter into or maintain discussions or negotiate with any Person in furtherance of or relating to such inquiries or to obtain a Competing Proposal, or agree to or endorse any Competing Proposal, or authorize or permit any Representative of BN to take any such action, and BN shall use its reasonable best efforts to cause the Representatives of BN not to take any such action, and BN shall promptly notify Western if any such inquiries or proposals are made regarding a Competing Proposal, and BN shall keep Western informed, on a current basis, of the status and terms of any such proposals; provided, however, that prior to such time as the stockholders of BN shall have adopted and approved this Agreement in accordance with Nevada law, nothing contained in this Section 5.1(e) shall prohibit the Board of Directors of BN from (i), in connection with a Superior Competing Transaction, furnishing information to, or entering into discussions or negotiations with, any Person that makes an unsolicited bona fide proposal to acquire BN pursuant to a merger, consolidation, share exchange, business combination or other similar transaction if, and only to the extent that, (A) the Board of Directors of BN, after consultation with and based upon the written advice of independent legal counsel, determines in good faith that such action is reasonably required for the Board of Directors of BN to comply with its fiduciary duties to stockholders imposed by Nevada law, (B) prior to furnishing such information to, or entering into discussions or negotiations with, such Person, BN provides written notice to Western to the effect that it is furnishing information to, or entering into discussions or negotiations with, such Person, (C) prior to furnishing such information to such Person, BN receives from such Person an executed confidentiality agreement with terms no less favorable to BN than those contained in the Confidentiality Agreement by and between Western and BN, dated as of September 29, 2005 (the “Confidentiality Agreement”), and (D) BN keeps Western informed, on a current basis, of the status and details of any such discussions or negotiations or (ii) complying with Rule 14e-2 promulgated under the Exchange Act;
          (f) make capital expenditures aggregating in excess of $25,000;
          (g) enter into any new line of business;
          (h) acquire or agree to acquire, by merging or consolidating with, or by purchasing an equity interest in or the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings, or in the ordinary course of business consistent with prudent banking practices;
          (i) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue or in any of the conditions to the Merger set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement or the Bank Merger Agreement, except, in every case, as may be required by applicable Laws;
          (j) change its methods of accounting in effect at December 31, 2004 except as required by changes in GAAP or regulatory accounting principles;
          (k) (i) except as required by applicable Laws or this Agreement or to maintain qualification pursuant to the Code, adopt, amend, renew or terminate any Plan or any agreement, arrangement, plan or policy between BN and one or more of its current or former directors or officers,

Execution Copy
(ii) increase in any manner the compensation of any director, executive officer or other employee who is a party to a contract relating to employment or severance referenced in Section 3.12, or pay any benefit not required by any plan or agreement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares), (iii) enter into, modify or renew any contract, agreement, commitment or arrangement providing for the payment to any director, executive officer or employee who is a party to a contract relating to employment or severance referenced in Section 3.12 of compensation or benefits, (iv) enter into, modify or renew any contract, agreement, commitment or arrangement providing for the payment to any employee who is not a director or executive officer or who is not a party to a contract relating to employment or severance referenced in Section 3.12 of compensation or benefits, other than normal annual cash increases in pay, in the ordinary course of business, and consistent with past practice and not exceeding 5% of such employee’s base salary or wage, (v) hire any new employee at an annual compensation in excess of $70,000, (v) except in the ordinary course of business and consistent with past practice, pay expenses of any employees or directors for attending conventions or similar meetings which conventions or meetings are held after the date hereof, or (vi) promote to a rank of vice president or more senior any employee;
               (l) except for short-term borrowings with a maturity of six months or less or borrowings under BN’s existing lines of credit, in each case in the ordinary course of business consistent with past practices, incur any indebtedness for borrowed money (other than deposit liabilities), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, except for accepting, negotiating and paying checks and payment orders in the ordinary course of its banking business;
               (m) sell, purchase, enter into a lease, relocate, open or close any banking or other office, or file an application pertaining to such action with any Governmental Entity;
               (n) make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosure, settlements in lieu of foreclosure, or troubled loan or debt restructuring, in the ordinary course of business consistent with past banking practices;
               (o) make any new loans to, modify the terms of any existing loan to, or engage in any other transactions (other than routine banking transactions) with, any Affiliated Person of BN;
               (p) incur deposit liabilities, other than in the ordinary course of business consistent with past practices, including deposit pricing policies, and which would not change the risk profile of BN based on its existing deposit and lending policies;
               (q) purchase any loans or sell, purchase or lease any real property, except for the sale of real estate that is the subject of a casualty loss or condemnation;
               (r) originate (i) any loans except in accordance with existing BN lending policies and practices, (ii) residential mortgage loans in excess of $1,000,000, (iii) 30 year residential mortgage loans whose interest rate, terms, appraisal, and underwriting do not make them immediately available for sale in the secondary market, (iv) unsecured consumer loans in excess of $200,000, (v) commercial business loans in excess of $1,000,000 as to any loan or $1,000,000 in the aggregate as to related loans or loans to related Persons, (vi) commercial real estate first mortgage loans in excess of $1,000,000 as to any loans or $1,000,000 in the aggregate as to related loans or loans to related borrowers, or (vii) modifications and/or extensions of any commercial business or commercial real estate loans in the amounts set forth in the preceding clauses (v) and (vi) other than in the ordinary course of business consistent with past practice (consent shall be deemed granted if

Execution Copy
within two Business Days of written notice, together with a copy of the applicable loan write-up report and any other relevant documents, delivered to BankWest’s Chief Credit Officer, written notice of objection is not received by BN);
          (s) make any investments other than in overnight federal funds and U.S. Treasuries that have a maturity date that does not exceed three months (consent shall be deemed granted if within two Business Days of written notice together with all relevant documents delivered to BankWest’s Chief Financial Officer, written notice of objection is not received by BN);
          (t) sell or purchase any mortgage loan servicing rights;
          (u) agree or commit to do any of the actions set forth in the preceding clauses (a) through (t).
The consent of Western to any action by BN that is not permitted by any of the preceding clauses (a) through (u) shall be evidenced by a writing signed by the President or any Executive Vice President of Western.
     5.2 Merger Covenants.
     Notwithstanding that BN believes that it has established all reserves and taken all provisions for possible loan losses required by GAAP and applicable Laws, BN recognizes that Western may have different loan, accrual and reserve policies (including loan classifications and levels of reserves for possible loan losses). In that regard, and in general, from and after the date of this Agreement to the Effective Time, BN and Western shall consult and cooperate with each other in order to formulate the plan of integration for the Merger, including, among other things, with respect to conforming, based upon such consultation, BN’s loan, accrual and reserve policies to those policies of Western to the extent appropriate.
     5.3 Western and Interim Bank Conduct Pending Effective Time.
     Between the date hereof and the Effective Time, Western shall not take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue or in any of the conditions to the Merger set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement or the Bank Merger Agreement, except, in every case, as may be required by applicable Laws.
ARTICLE VI
ADDITIONAL AGREEMENTS
     6.1 Regulatory Matters.
          (a) Western and BN will prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations or waivers thereof of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger). Western and BN shall cooperate with each other to effect the foregoing. BN and Western shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, all the information relating to BN or Western, as the case may be, which appears in any filing made with, or written materials submitted to, any third party or any

Execution Copy
Governmental Entity in connection with the transactions contemplated by this Agreement; provided, however, that nothing contained herein shall be deemed to provide either party with a right to review any information provided to any Governmental Entity on a confidential basis in connection with the transactions contemplated hereby. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to contemplation of the transactions contemplated herein.
          (b) Western and BN shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval) will not be obtained or that the receipt of any such approval will be materially delayed.
     6.2 Access to Information.
          (a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, BN shall accord to the officers, employees, accountants, counsel and other representatives of Western, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, BN shall make available to Western (i) a copy of each report, schedule, and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws and (ii) all other information concerning its business, properties and personnel as Western may reasonably request. Such access shall be accorded in cooperation with the officers of BN and in such a manner as to minimize any disruption of, or interference with, the normal business operations of BN. Western shall receive notice of all meetings of the BN Board of Directors and any committees thereof, and of any management committees (in all cases, at least as timely as all BN representatives to such meetings are provided notice). A representative of Western shall be permitted to attend all meetings of the Board of Directors (except for the portion of such meetings which relate to the Merger or a Superior Competing Transaction or as may be necessary or appropriate in order to preserve attorney client privilege) and such meetings of committees of the Board of Directors and management of BN which Western desires. Western will hold all such information in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement.
          (b) No investigation by either of the parties or their respective representatives shall relieve any other party from any breach or violation of this Agreement and shall not have any effect for the purposes of determining the satisfaction of the conditions set forth in Article VII or compliance by BN with the covenants set forth in Section 5.1.
          (c) BN shall provide Western with true, correct and complete copies of all financial and other information provided to directors of BN in connection with meetings of their Boards of Directors or committees thereof.
     6.3 Stockholder Meeting.
     BN shall take all reasonable steps necessary and use its reasonable best efforts to duly call, give notice of, convene and hold a meeting of its stockholders within 60 days after the date of execution of this Agreement to approve the Agreement and the transactions contemplated hereby (the “Special Meeting”); provided, however, in no event shall the Special meeting be held more than 90 days after the date of execution of this Agreement. The Board of Directors of BN shall recommend to BN’s

Execution Copy
stockholders approval of this Agreement, including the Merger, and the transactions contemplated hereby, together with any matters incident thereto, and shall oppose any third party proposal or other action that is inconsistent with this Agreement or the consummation of the transactions contemplated hereby; provided, however, that BN shall not be obligated to so recommend or oppose, as the case may be, if the Board of Directors of BN determines in accordance with the terms of this Agreement to enter into a Superior Competing Transaction; provided further, however, that notwithstanding anything to the contrary in the foregoing, BN shall hold the Special Meeting in accordance with the time period specified in the first sentence of this Section 6.3.
     6.4 Legal Conditions to Merger.
     Each of Western and BN shall use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party, or any waiver thereof, which is required to be obtained by BN or Western in connection with the Merger and the other transactions contemplated by this Agreement.
     6.5 Employees.
          (a) All employees of BN who are employed by Western or any of its Subsidiaries at the Effective Time shall be referred to as “Continuing Employees.” For a period of one year following the Effective Time, Western or one its Subsidiaries shall provide the Continuing Employees with compensation, promotion potential and other employee benefits (including retirement plan benefits) that are, with respect to each individual Continuing Employee, comparable in the aggregate to the compensation, promotion potential and other benefits provided by Western and its Subsidiaries to similarly situated employees of Western and its Subsidiaries. For a period of six months after the Effective Time, Western or one its Subsidiaries shall provide a severance benefit equal to three months’ base salary (subject to applicable tax withholding) to each Continuing Employee (other than any such employee who is a party to a written agreement which provides for severance, each of which employees is listed on Schedule 6.5(a)) whose employment is terminated by Western or one of its Subsidiaries without Cause during such six month period. For the purposes of this Section 6.5(e), “Cause” means the employee’s poor job performance, personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, failure to perform stated duties, violation of any law, rule or regulation(other than traffic violations or similar offenses) or final cease-and-desist order. Notwithstanding the foregoing, nothing in this Agreement will be deemed to be a guaranty of employment for any specified period and nothing herein will confer on any employee of BN, Western or any of its Subsidiaries any right of employment or right under any specific benefit plan, program, policy or arrangement.
          (b) If required by Western in writing and delivered to BN not less than five Business Days before the Closing Date, BN shall, on or before the day immediately preceding the Closing Date, terminate the BN 401(k) Profit Sharing Plan and any other Plan that includes a qualified cash or deferred arrangement within the meaning of Code Section 401(k) (collectively, the “401(k) Plans”) and no further contributions shall be made to any 401(k) Plan after such termination (other than contributions which relate to compensation earned prior to or on the termination date). BN shall provide to Western (i) certified copies of resolutions adopted by the Board of Directors of BN (or other such party as may be authorized, under the terms of the Plan, to amend and terminate the Plan), as applicable, authorizing such termination of the 401(k) Plans and (ii) an executed amendment to each 401(k) Plan in form and substance reasonably satisfactory to Western to conform the plan document for

Execution Copy
such Plan with all applicable requirements of the Code, and regulations thereunder, with regard to termination of the 401(k) Plans, or otherwise relating to the tax-qualified status of such 401(k) Plans.
          (c) After the Effective Time, except to the extent that Western or its Subsidiaries continues Plans in effect or as otherwise expressly provided in this Agreement, employees of BN who become employed by Western or any of the Western Subsidiaries will be eligible for employee benefits that Western or such Western Subsidiary, as the case may be, provides to its newly-hired employees generally and, except as otherwise required by this Agreement, on substantially the same basis as is applicable to such newly-hired employees, provided that nothing in this Agreement shall require any duplication of benefits. To the extent permitted under applicable Laws and Western’s group health, life insurance and disability plans, Western or one of the Western Subsidiaries will give credit to employees of BN, with respect to the satisfaction of the limitations as to pre-existing condition exclusions, evidence of insurability requirements and waiting periods for participation and coverage that are applicable under such plans of Western or its Subsidiary, equal to the credit that any such employee had received as of the Effective Time towards the satisfaction of any such limitations and waiting periods under the comparable plans of BN and waive preexisting condition limitations to the same extent waived under the corresponding Plan. Continuing Employees shall receive credit for vacation and sick time accrued under the BN vacation plan and the BN sick time policy, respectively, as of the Effective Time.
          (d) After the Merger, Western and each relevant Western Subsidiary will honor and perform the obligations of BN under the contracts, plans and arrangements listed in Section 6.5(d) of the BN Disclosure Schedule.
     6.6 Indemnification.
          (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, in which any Person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer or employee of BN (the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of BN or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and defend against and respond thereto to the extent permitted by applicable Laws and the articles of incorporation and bylaws of BN as in effect on the date hereof. It is understood and agreed that after the Effective Time, Western shall indemnify and hold harmless, as and to the fullest extent permitted by applicable Laws and the articles of incorporation and bylaws of Western as in effect on the date hereof (subject to change as required by law), each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable Laws), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to Western; provided, however, that (1) Western shall have the right to assume the defense thereof and upon such assumption Western shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Western elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues which raise conflicts of interest between Western and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to Western, and Western shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) Western shall be obligated pursuant to this Section 6.6(a) to pay for only one firm of counsel for each

Execution Copy
Indemnified Party, (3) Western shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld or delayed), and (4) Western shall not be obligated pursuant to this Section 6.6(a) to the extent that a final judgment determines that any such losses, claims, damages, liabilities, costs, expenses, judgments, fines and amounts paid in settlement are as a result of the intentional misconduct, fraud, or knowing violation of law of the Indemnified Party. Western shall have no obligation to advance expenses incurred in connection with a threatened or pending action, suit or preceding in advance of final disposition of such action, suit or proceeding, unless (i) Western would be permitted to advance such expenses pursuant to Nevada law and Western’s articles of incorporation or bylaws, and (ii) Western receives an undertaking by the Indemnified Party to repay such amount if it is determined that such party is not entitled to be indemnified by Western pursuant to Nevada law and Western’s articles of incorporation or bylaws. Any Indemnified Party wishing to claim indemnification under this Section 6.6, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Western thereof; provided, however, that the failure to so notify shall not affect the obligations of Western under this Section 6.6 except to the extent such failure to notify materially prejudices Western. Western’s obligations under this Section 6.6 continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim. Western shall require any successor to expressly assume its obligations under this Section 6.6(a).
          (b) Western shall purchase for the benefit of the persons serving as officers and directors of BN immediately prior to the Effective Time and who are, as of the date of this Agreement, individually covered by a directors’ and officers’ liability insurance policy, a similar directors’ and officers’ liability insurance coverage for at least six years after the Effective Time, under either BN’s policy in existence on the date hereof, or under a policy of similar coverage and amounts containing terms and conditions which are generally not less advantageous than Western’s current policy, and in either case, with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such; provided however, that in no event shall Western be required to expend pursuant to this Section 6.6(b) more than an amount equal to 135% of the current annual amount expended by BN to maintain or procure insurance coverage pursuant hereto. In connection with the foregoing, BN agrees to provide such insurer or substitute insurer with such representations as such insurer may reasonably request with respect to the reporting of any prior claims.
     6.7 Subsequent Interim and Annual Financial Statements.
     BN will deliver to Western copies of monthly and quarterly financial statements or other reports of the results of operations prepared by the management of BN for each month, quarter or year, as the case may be, during the period from the date of this Agreement through the Closing Date, as soon as the same become available.
     6.8 Additional Agreements.
     In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, or to vest the Surviving Bank with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, or the constituent banks to the Bank Merger, as the case may be, the proper officers and directors of each party to this Agreement and Western’s Subsidiaries shall take all such necessary action as may be reasonably requested by Western.

Execution Copy
     6.9 Advice of Changes.
     Western and BN shall promptly advise the other party of any change or event that, individually or in the aggregate, has or would be reasonably likely to have a Material Adverse Effect on it or to cause or constitute a material breach of any of its respective representations, warranties or covenants contained herein. From time to time prior to the Effective Time, BN will promptly supplement or amend its disclosure schedule delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such disclosure schedule or which is necessary to correct any information in such disclosure schedule which has been rendered inaccurate thereby. No supplement or amendment to such disclosure schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Sections 7.2(a) or 7.3(a), as the case may be, or the compliance by BN with the covenants set forth in Section 5.1.
     6.10 Current Information.
     During the period from the date of this Agreement to the Effective Time, BN will cause one or more of its designated representatives to confer on a regular and frequent basis (not less than monthly) with representatives of Western and to report the general status of the ongoing operations of BN. BN will promptly notify Western of any material change in the normal course of business or in the operation of the properties of BN and, subject to applicable Laws, of any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Governmental Entity, or the institution or the threat of litigation involving BN, and will keep Western fully informed of such events.
     6.11 Execution and Authorization of Bank Merger Agreement.
     Prior to the Effective Time, BN shall execute and deliver and Western shall cause Interim Bank to execute and deliver the Bank Merger Agreement.
     6.12 Transaction Expenses of BN.
          (a) BN has provided at Section 6.12(a) of the BN Disclosure Schedule its estimated budget of transaction-related expenses reasonably anticipated to be payable by BN in connection with this transaction, including the fees and expenses of counsel, accountants, investment bankers and other professionals.
          (b) Promptly after the execution of this Agreement, BN shall ask all of its attorneys and other professionals to render current and correct invoices for all unbilled time and disbursements. BN shall accrue and/or pay all of such amounts which are actually due and owing as soon as possible.
          (c) BN shall advise Western monthly of all out-of-pocket expenses which BN has incurred in connection with this transaction.
          (d) BN, in reasonable consultation with Western, shall make all arrangements with respect to the printing and mailing of the Proxy Materials.
     6.13 Additional Directors and Officer.
     Western shall take all necessary action following the BankWest Merger to cause Mr. John S. Gaynor and Peter Becker to be appointed as members of BankWest’s board of directors and cause Mr. Gaynor to be appointed to serve as Vice Chairman of BankWest.

Execution Copy
     6.14 List of Extension of Credit and Real Estate Owned.
     BN agrees to update the list of all extensions of credit and real estate owned as referenced in Section 3.15 no less frequently than monthly after the date of this Agreement until the earlier of the Closing Date or the date that this Agreement is terminated in accordance with Section 8.1.
     6.15 Indemnification Agreements.
     BN shall take all necessary action to terminate all of the indemnification agreements between BN and each of its directors and officers (collectively, the “Indemnification Agreements”).
ARTICLE VII
CONDITIONS PRECEDENT
     7.1 Conditions to Each Party’s Obligation To Effect the Merger.
     The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:
          (a) Stockholder Approval.
          This Agreement and the Merger shall have been approved and adopted by the affirmative vote of the holders of at least a majority of the outstanding shares of BN Common Stock.
          (b) Other Approvals.
          All regulatory approvals and consents or waivers thereof required to consummate the transactions contemplated hereby (including those set forth in Sections 3.4(a) and 4.3(a)) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and consents or waivers thereof and the expiration of all such waiting periods being referred to herein as the “Requisite Regulatory Approvals”). No Requisite Regulatory Approval shall contain a non-customary condition that materially alters the benefits for which Western bargained in this Agreement.
          (c) No Injunctions or Restraints; Illegality.
          No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions (an “Injunction”) contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger.
     7.2 Conditions to Obligations of Western.
     The obligation of Western to effect the Merger is also subject to the satisfaction or waiver by Western at or prior to the Effective Time of the following conditions:

Execution Copy
          (a) Representations and Warranties.
          The representations and warranties of BN set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. Western shall have received a certificate signed on behalf of BN by each of the President and Chief Executive Officer and the Chief Financial Officer of BN to the foregoing effect.
          (b) Performance of Covenants and Agreements of BN
          BN shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date. Western shall have received a certificate signed on behalf of BN by each of the President and Chief Executive Officer and the Chief Financial Officer of BN to such effect.
          (c) Consents under Agreements.
          The consent, approval or waiver of each Person (other than the Requisite Regulatory Approvals referred to in Section 7.1(b)) whose consent or approval shall be required in order to permit the succession by the Surviving Bank pursuant to the Bank Merger to any obligation, right or interest of BN under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument shall have been obtained.
          (d) No Material Adverse Effect.
          There shall have been no changes, other than changes contemplated by this Agreement, in the business, operations, condition (financial or otherwise), assets or liabilities of BN (regardless of whether or not such events or changes are inconsistent with the representations and warranties given herein) that individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect on BN.
          (d) Termination of Indemnification Agreements.
     The Indemnification Agreements shall have been terminated. 7.3 Conditions to Obligations of BN
     The obligation of BN to effect the Merger is also subject to the satisfaction or waiver by BN at or prior to the Effective Time of the following conditions:
          (a) Representations and Warranties.
          The representations and warranties of Western set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. BN shall have received a certificate signed on behalf of Western by each of (i) the President and Chief Executive Officer and (ii) the Chief Financial Officer of Western to the foregoing effect.

Execution Copy
          (b) Performance of Covenants and Agreements of Western.
          Western shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date. BN shall have received a certificate signed on behalf of Western by each of (i) the President and Chief Executive Officer and (ii) the Chief Financial Officer of Western to such effect.
          (c) Consents under Agreements.
          The consent, approval or waiver of each Person (other than the Requisite Regulatory Approvals referred to in Section 7.1(b)) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument to which Interim Bank is a party or is otherwise bound shall have been obtained.
ARTICLE VIII
TERMINATION AND AMENDMENT
     8.1 Termination.
     This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of BN:
          (a) by mutual consent of Western and BN in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;
          (b) by either Western or BN upon written notice to the other party (i) 30 days after the date on which any request or application for a Regulatory Approval shall have been denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such Regulatory Approval, unless within the 30-day period following such denial or withdrawal the parties agree to file, and have filed with the applicable Governmental Entity, a petition for rehearing or an amended application, provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.1(b) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;
          (c) by either Western or BN if the Merger shall not have been consummated on or before September 30, 2006, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;
          (d) by either Western or BN (provided that BN is not in breach of its obligations under Section 6.3) if the approval of the stockholders of BN hereto required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or at any adjournment or postponement thereof;
          (e) by either Western or BN (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein that, individually or in the aggregate, would give the other party the right to terminate this Agreement) if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other party, if such breach, individually or in the aggregate, has had or is likely to

Execution Copy
have a Material Adverse Effect on the breaching party, and such breach is not curable or shall not have been cured within 30 days following receipt by the breaching party of written notice of such breach from the other party hereto or such breach, by its nature, cannot be cured prior to the Closing;
          (f) by either Western or BN (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein that, individually or in the aggregate, would give the other party the right to terminate this Agreement) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, and such breach is not curable or shall not have been cured within 30 days following receipt by the breaching party of written notice of such breach from the other party hereto or such breach, by its nature, cannot be cured prior to the Closing;
          (g) by Western, if the management of BN or its Board of Directors, for any reason, (i) fails to call and hold within 90 days of the execution of this Agreement the Special Meeting, (ii) fails to recommend to stockholders the approval of this Agreement and the transactions contemplated hereby, (iii) fails to oppose any third party proposal that is inconsistent with the transactions contemplated by this Agreement or (iv) violates Section 5.1(e) or Section 6.3; and
          (h) by either Western or BN, if BN has complied with Section 5.1(e), and BN has given written notice to Western that BN desires to enter into a Superior Competing Transaction subject to termination of this Agreement in accordance with its terms, or that the Board of Directors has determined to change its recommendation in favor of the transactions contemplated hereby; provided, however, that such termination under this Section 8.1(h) shall not be effective unless and until BN shall have complied with the expense and breakup fee provisions of Section 9.3.
          (i) by Western or BN, if Western shall have entered into a Western Transaction.
     8.2 Effect of Termination.
     In the event of termination of this Agreement by either Western or BN as provided in Section 8.1, this Agreement shall forthwith become void and have no effect except (i) the last sentence of Section 6.2(a) and Sections 8.2, 9.2 and 9.3 shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful or intentional breach of any provision of this Agreement.
     8.3 Amendment.
     Subject to compliance with applicable Laws, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Board of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of BN; provided, however, that after any approval of the transactions contemplated by this Agreement by BN’s stockholders, there may not be, without further approval of such stockholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to BN stockholders hereunder. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
     8.4 Extension; Waiver.
     At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies

Execution Copy
in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
ARTICLE IX
GENERAL PROVISIONS
     9.1 Closing.
     Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., Las Vegas, Nevada time, at the offices of Hogan & Hartson L.L.P. at 1999 Avenue of the Stars, Suite 1400, Los Angeles, CA 90067, counsel to Western, on a date specified by the Parties, which shall be no later than five Business Days after receipt of both the Requisite Regulatory Approvals and the approval of the stockholders of BN, or on such other date, place and time as the parties may agree in writing (the “Closing Date”).
     9.2 Nonsurvival of Representations, Warranties and Agreements.
     None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.
     9.3 Expenses; Breakup Fee.
     All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense. Except as set forth herein, in the event that this Agreement is terminated by either Western or BN by reason of a material breach pursuant to Sections 8.1(e) or (f) or by Western pursuant to Sections 8.1(g) or (h), Western or BN, as applicable, shall pay all documented, reasonable costs and expenses up to $500,000 incurred by the terminating party in connection with this Agreement and the transactions contemplated hereby. In the event that this Agreement is terminated by Western (i) under Section 8.1(d) by reason of BN stockholders not having given any required approval and both (x) after the date of this Agreement there shall have been prior to the Special Meeting a Third Party Public Event and (y) within 12 months following such Special Meeting, BN enters into an agreement for an Acquisition Transaction or an Acquisition Transaction otherwise occurs, (ii) pursuant to Sections 8.1(e) or (f) by reason of a willful material breach by BN, or (iii) pursuant to Sections 8.1(g) or (h), BN shall pay all documented, reasonable costs and expenses up to $500,000 incurred by Western in connection with this Agreement and the transactions contemplated hereby, plus a breakup fee of $3.5 million. In the event that this Agreement is terminated by BN under Section 8.1(e) or (f) by reason of a willful material breach by Western, or by either BN or Western under Section 8.1(i), Western shall pay all documented, reasonable costs and expenses up to $500,000 incurred by BN in connection with this Agreement and the transactions contemplated hereby, plus a breakup fee of $3.5 million.
     9.4 Notices.
     All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested) or delivered by

Execution Copy
an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Western, to:
Western Alliance Bancorporation
2700 West Sahara Avenue
Las Vegas, NV 89102
Attn.: President and Chief Executive Officer

with a copy (which shall not constitute notice) to:

Hogan & Hartson L.L.P.
Columbia Square
555 Thirteenth Street, N.W.
Washington, DC 20004-1109
Attn.: Stuart G. Stein, Esq.
and

(b)	if to Bank of Nevada, to:
Bank of Nevada
8275 West Flamingo Road
Las Vegas, NV 89147
Attn.: President and Chief Executive Officer

with a copy (which shall not constitute notice) to:

Nixon Peabody
Two Embarcadero Center
San Francisco, CA 94111
Attn.: Steven M. Plevin, Esq.
     9.5 Interpretation.
     When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or an Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.
     9.6 Counterparts.
     This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
     9.7 Entire Agreement.
     This Agreement (including the disclosure schedules, documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both

Execution Copy
written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement and that certain support agreement dated as of even date herewith between Western and the directors and executive officers of BN named therein (the “Support Agreement”).
     9.8 Governing Law.
     This Agreement shall be governed and construed in accordance with the laws of the State of Nevada, without regard to any applicable conflicts of law rules.
     9.9 Enforcement of Agreement.
     The parties hereto agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
     9.10 Severability.
     Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
     9.11 Publicity.
     Except as otherwise required by law or the rules of the New York Stock Exchange (or such other exchange on which the Western Common Stock may become listed), so long as this Agreement is in effect, neither Western nor BN shall, or shall permit any of Western’s Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement, or the BN Stockholder Agreements without the consent of the other party, which consent shall not be unreasonably withheld. Western and BN shall cooperate to prepare a joint press release announcing the signing of this Agreement and the transactions contemplated hereunder.
     9.12 Assignment; Limitation of Benefits.
     Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 1.4 with respect to the payment of the Merger Consideration, Section 1.5 with respect to the treatment of stock options under the Option Plan, Section 6.5 and Section 6.6, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder, and the covenants, undertakings and agreements set out herein shall be solely for the benefit of, and shall be enforceable only by, the parties hereto and their permitted assigns.

Execution Copy
     9.13 Additional Definitions.
     In addition to any other definitions contained in this Agreement, the following words, terms and phrases shall have the following meanings when used in this Agreement.
     “401(k) Plans” has the meaning set forth in Section 6.5(b).
     “Acquisition Transaction” means (a) a merger, acquisition, consolidation or other business combination involving BN, (b) a purchase, lease or other acquisition of all or substantially all of the assets of BN or (c) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of beneficial ownership (as the term “beneficial ownership” is defined in Regulation 13d-3(a) of the Exchange Act of securities representing 20.0% or more of the voting power of BN.
     “Affiliated Person” means any director, officer or 5% or greater stockholder, spouse or other Person living in the same household of such director, officer or stockholder, or any company, partnership or trust in which any of the foregoing Persons is an officer, 5% or greater stockholder, general partner or 5% or greater trust beneficiary.
     “Agreement” has the meaning set forth in the preamble hereto.
     “Bank Merger Agreement” has the meaning set forth in the recitals hereto.
     “BankWest” has the meaning set forth in the recitals hereto.
     “BankWest Merger” has the meaning set forth in the recitals hereto.
     “BN” has the meaning set forth in the preamble hereto.
     “BN Common Stock” has the meaning set forth in Section 1.4(a).
     “BN Contract” has the meaning set forth in Section 3.12(a).
     “BN Disclosure Schedule” has the meaning set forth in Article III.
     “BN Documents” has the meaning set forth in Section 3.18(d).
     “BN Stock Certificates” means certificates for shares of BN Common Stock.
     “BHC Act” has the meaning set forth in Section 3.4(a).
     “Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the State of Nevada are authorized or obligated to close.
     “Closing” has the meaning set forth in Section 9.1.
     “Closing Date” has the meaning set forth in Section 9.1.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Competing Proposal” means any of the following involving BN: any inquiry, proposal or offer from any Person relating to any direct or indirect acquisition or purchase by such Person of BN, or

Execution Copy
any business line of BN that constitutes 15% or more of the net revenues, net income or assets of BN and its subsidiaries, taken as a whole, or 15% or more of any class of equity securities of BN, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of any class of equity securities of BN, any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving BN, other than the transactions contemplated by this Agreement.
     “Confidentiality Agreement” has the meaning set forth in Section 5.1(e).
     “Dissenters’ Shares” has the meaning set forth in Section 2.2(a).
     “Effective Time” means the close of business on the Closing Date when the Merger is effective in accordance with the terms of this Agreement and the Bank Merger Agreement.
     “Environmental Laws” has the meaning set forth in Section 3.14(a).
     “ERISA” has the meaning set forth in Section 3.11(a).
     “Exchange Act” has the meaning set forth in Section 4.7.
     “Exchange Agent” has the meaning set forth in Section 2.1(a).
     “Exchange Fund” has the meaning set forth in Section 2.1(g).
     “Fairness Opinion” has the meaning set forth in Section 3.21.
     “FDIC” has the meaning set forth in Section 3.1(b).
     “FRS” has the meaning set forth in Section 3.4(a).
     “GAAP” has the meaning set forth in Section 3.6.
     “Governmental Entity” has the meaning set forth in Section 3.4(a).
     “Hazardous Materials” has the meaning set forth in Section 3.14(e).
     “Indemnification Agreements” has the meaning set forth in Section 6.15.
     “Indemnified Parties” has the meaning set forth in Section 6.6.
     “Injunction” has the meaning set forth in Section 7.1(c).
     “Interim Bank” has the meaning set forth in the preamble hereto.
     “Knowledge” with respect to any entity, refers to the actual knowledge of such entity’s directors and officers in the ordinary course of their duties in such positions.
     “Laws” means any and all statutes, laws, ordinances, rules, regulations, orders, permits, judgments, injunctions, decrees, case law and other rules of law enacted, promulgated or issued by any Governmental Entity.
     “Letter of Transmittal” shall have the meaning set forth in Section 2.1(b).

Execution Copy
     “Material Adverse Effect” means, with respect to BN or Western, as the case may be, a condition, event, change or occurrence that is reasonably likely to have a material adverse effect upon the financial condition, results of operations, loans, securities, deposit accounts, business or properties of BN or Western; provided, however, that in determining whether a Material Adverse Effect has occurred there shall be excluded any effect, to the extent attributable to or resulting from, (a) any changes in the laws, regulations or interpretations of laws or regulations generally affecting the banking business, but not uniquely relating to BN or Western, as the case may be; (b) any changes in generally accepted accounting principles or regulatory accounting requirements generally affecting the banking or bank holding company businesses, but not uniquely relating to BN or Western, as the case may be; (c) events conditions or trends in economic, business or financial conditions generally or affecting the banking business specifically (including changes in interest rates and changes in the markets for securities), except to the extent any such events, conditions or trends in economic, business or financial conditions have a materially disproportionate adverse effect upon BN or Western, as the case may be, and as the context may dictate; (d) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; (e) actions or omissions of BN or Western, as the case may be, taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby and (f) any change, effect, event or occurrence arising out of the announcement or performance of the transactions contemplated hereby.
     “Merger” has the meaning set forth in the recitals hereto.
     “Merger Consideration” has the meaning set forth in Section 1.4(a).
     “NFID” has the meaning set forth in Section 3.4(a).
     “NRS” has the meaning set forth in Section 1.1.
     “Option” has the meaning set forth in Section 1.5.
     “Option Merger Consideration” has the meaning set forth in Section 1.5.
     “Option Plans” has the meaning set forth in Section 1.5.
     “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.
     “Plans” has the meaning set forth in Section 3.11(a).
     “Proxy Materials” means the proxy statement to be used in soliciting the approval of BN’s stockholders at the Special Meeting.
     “Regulatory Agencies” has the meaning set forth in Section 3.5(b).
     “Regulatory Agreement” has the meaning set forth in Section 3.13.
     “Representatives” has the meaning set forth in Section 5.1(e).
     “Scheduled IP” has the meaning set forth in Section 3.24.

Execution Copy
     “SEC” means the Securities and Exchange Commission.
     “Securities Act” has the meaning set forth in Section 3.20.
     “Special Meeting” shall have the meaning set forth in Section 6.3.
     “State Regulator” has the meaning set forth in Section 3.5(b).
     “Subsidiary” means, with respect to any party, any corporation, partnership or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.
     “Superior Competing Transaction” means any of the following involving BN: any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of BN Common Stock then outstanding or all or substantially all the assets of BN, and otherwise on terms which the Board of Directors of BN, determines in its good faith judgment (based on the opinion of Sandler O’Neill Partners L.P., or another financial advisor of nationally recognized reputation) to be more favorable to its stockholders than the Merger and for which financing, to the extent required, is then committed or which if not committed is, in the good faith judgment of its Board of Directors, reasonably capable of being obtained by such third party.
     “Support Agreement” has the meaning set forth in Section 9.7.
     “Surviving Bank” has the meaning set forth in Section 1.1.
     “Tax” has the meaning set forth in Section 3.10(b).
     “Tax Return” has the meaning set forth in Section 3.10(b).
     “Taxing Authority” has the meaning set forth in Section 3.10(b).
     “Third Party Public Event” means any of the following events: (a) any person (as defined at Sections 3(a)(9) and 13(d)(3) of the Exchange Act and the rules and regulations thereunder), other than Western or any Subsidiary of Western, shall have made a bona fide proposal to BN or, by a public announcement or written communication, to BN’s stockholders to engage in an Acquisition Transaction (including, without limitation, any situation in which any person other than Western or any Subsidiary of Western shall have commenced (as such term is defined in Rule 14d-2 under the Exchange Act), or shall have filed a registration statement under the Securities Act of 1933, as amended, with respect to a tender offer or exchange offer to purchase any shares of BN Common Stock such that, upon consummation of such offer, such person would have beneficial ownership of 20.0% or more of the then outstanding shares of BN Common Stock); or (b) any director, officer, 5% or greater stockholder or affiliate of BN shall have, by any means which becomes the subject of public disclosure, communicated opposition to this Agreement, the Merger or other transactions contemplated hereby, or otherwise takes action to influence the vote of BN stockholders against this Agreement, the Merger and the transactions contemplated hereby.
     “Transaction Consideration” has the meaning set forth in Section 1.4(e).
     “Unlawful Gains” has the meaning set forth in Section 3.18(f).

Execution Copy
     “U.S. Anti-Money Laundering Laws” means the Bank Secrecy Act (12 U.S.C. §§ 5311 through 5332, inclusive, as amended), 12 U.S.C. §§ 5340 through 5342, inclusive, as amended, the International Money Laundering Abatement and Anti-Terrorism Financing Act of 2001 (Title III of Pub. L. No. 107-56 (effective October 26, 2001), as amended), and the rules and regulations of the U.S. Department of the Treasury or any other Governmental Authority thereunder.
     “Western” has the meaning set forth in the preamble hereto.
     “Western Common Stock” has the meaning set forth in Section 1.4(c).
     “Western Transaction” means any definitive agreement with respect to a (a) merger, acquisition, consolidation or other business combination involving Western, (b) sale or other disposition of all or substantially all of the assets of Western, or (c) sale or other disposition (including by way of merger, consolidation, share exchange or otherwise) of beneficial ownership (as the term “beneficial ownership” is defined in Regulation 13d-3(a) of the Exchange Act) of securities representing 20.0% or more of the voting power of Western, entered into by Western in between the date hereof and the earlier of the Effective Time and the termination of this Agreement in accordance with the terms hereof, that requires, as a condition precedent to the consummation of such transaction, that Western terminate this Agreement.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, Western Alliance Bancorporation and Bank of Nevada have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

WESTERN ALLIANCE BANCORPORATION
ATTEST:

By:		By:

Name:	Dale Gibbons		Name: Robert Sarver
Title:	Executive Vice President and Chief Financial Officer		Title: President and Chief Executive Officer

BANK OF NEVADA

ATTEST:

By:			By:

	Name:	Patricia Kirkwood		Name:	John S. Gaynor
	Title:	Executive Vice President and Chief Financial Officer		Title:	Vice Chairman, President and Chief Financial Officer